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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                SCHEDULE 14D-9/A
          SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           THE DEWOLFE COMPANIES, INC.
                            (NAME OF SUBJECT COMPANY)

                           THE DEWOLFE COMPANIES, INC.
                        (NAME OF PERSON FILING STATEMENT)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                    252115100
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

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                               RICHARD B. DEWOLFE
                       CHAIRMAN & CHIEF EXECUTIVE OFFICER
                           THE DEWOLFE COMPANIES, INC.
                                80 HAYDEN AVENUE
                       LEXINGTON, MASSACHUSETTS 02421-7962
                                 (781) 863-5858
                  (NAME,ADDRESS AND TELEPHONE NUMBER OF PERSON
                        AUTHORIZED TO RECEIVE NOTICES AND
                    COMMUNICATIONS ON BEHALF OF THE PERSON(S)
                                FILING STATEMENT)

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                                   COPIES TO:

                             RICHARD R. KELLY, ESQ.
               MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
                                 CHRYSLER CENTER
                                666 THIRD AVENUE
                               NEW YORK, NY 10017
                                 (212) 935-3000


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          [ ] CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY
         COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.


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      We are amending the 14D-9 filed on August 14, 2002 (the "14D-9") in connection with Timber Acquisition Corporation's tender offer for all of the common stock of The DeWolfe Companies, Inc. (the "Company"). The 14D-9 is hereby amended to include this exhibit 99.1, which is a letter sent by the Company on August 20, 2002 to holders of options to purchase shares of the Company's common stock.